Exhibit 10.1
TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (the “Agreement”) is entered into by and between Bhaskar Chaudhuri (“Director”), and Arcutis Biotherapeutics Inc. (the “Company”), dated as of December 3, 2025 (the “Effective Date”). The purpose of this Agreement is to provide for Director to deliver consulting services to the Company to assist in the transition of Director’s services to the Company to other members of the Company’s Board of Directors (the “Board”) and any successor director.

1. Transition of Services.

(a) Resignation. Director has resigned and shall cease to be a member of the Board as of the Effective Date. In acknowledgement of his contributions as founder and director, Director will remain listed on the Company’s corporate website as “Founder and Director Emeritus” during the Consulting Period (as defined below).

(b) Consulting Services. During the period (the “Consulting Period”) commencing on the Effective Date and ending on the 30th of June, 2027 (the “Consulting End Date”), Director shall be available to provide services to the Company and its affiliates, on a non-exclusive basis, as a consultant and shall provide such Services (as defined below) as may be requested by the Company or its affiliates. Director acknowledges and agrees that, during the Consulting Period, Director, shall not, directly or indirectly, become employed by or provide assistance to any Competitor of the Company, to an ANDA filer or become an expert witness for any entity or person other than Company, without the prior written consent of the Company. For the purposes hereof, a “Competitor” of the Company shall mean any business engaged in the development and/or commercialization of topical dermatology products which is directly or indirectly in competition with the business of the Company. For purposes hereof, “Services” shall mean those services to ensure a smooth transition of Director and continued use of his expertise and experience by the Board and the Chief Technical Officer to further the business of the Company, including: (i) product development of topical dermatology products; (ii) process/manufacturing issues on development or commercial products; and (iii) performing such other tasks as reasonably requested by the Board.

(c) Compensation and Equity Awards. Director will be compensated at a rate of one thousand dollars ($1,000) per hour in consideration for the performance of Services as requested and authorized by the Company from time to time during the Consulting Period. Director shall submit to Company monthly itemized invoices to ap@arcutis.com, with a copy to mmatsuda@arcutis.com, for Services rendered, and the Company shall pay Director within thirty (30) days from receipt of such invoice(s). Additionally, as of the Effective Date, Director will hold options to purchase those shares of Company common stock and Company restricted stock units pursuant to the Company’s equity incentive plans and the individual agreements evidencing such grants (collectively, the “Equity Awards”). In exchange for the availability to perform of the Services, during the Consulting Period, the Equity Awards shall continue to vest. Any Equity Awards that remain unvested as of the Consulting End Date shall thereupon terminate for no consideration. If Director desires to exercise any vested Equity Awards that are stock options, Director must follow the procedures set forth in his option agreements, including payment of the exercise price. If the Company has not timely received a duly executed notice of exercise and remuneration in accordance with Director’s option agreements prior to the three-month anniversary of the Consulting End Date, Director’s vested options shall automatically terminate for no consideration and be of no further effect.

(d) Independent Contractor Status. Director and the Company acknowledge and agree that, during the Consulting Period, Director shall continue to be an independent contractor. As an independent contractor, Director understands and agrees that Director shall continue to not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. During the Consulting Period and thereafter, Director shall not be an agent or Director of the Company and shall not be authorized to act on behalf of the Company. Director agrees and acknowledges that he is solely responsible for any taxes arising from the contemplated performance of the terms and conditions contemplated hereunder.

4. Protection of Confidential Information. Director will keep confidential and not make public or reveal to any person, firm, corporation, association, partnership or entity of any kind whatsoever any Confidential Information. Director acknowledges that the confidentiality obligations shall survive the Consulting End Date and remain in full force and effect in accordance with its terms.
This confidentiality provision shall not apply to: (i) Director providing any such information to his immediate family, or advisors such as his attorney, accountant, or tax consultant; or (ii) any disclosures compelled by law or legal process (after notice to Company within a reasonable period for making an objection to such disclosures). Further, nothing in this Agreement is intended to or shall preclude Director from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. In the event that Director reveals any material terms of this Agreement to the limited extent permitted in this Section 5, Director shall instruct the recipient of such information that this is a private, confidential agreement and that the terms of this Agreement may not be revealed to any other person for any reason whatsoever.

5. Confidential Information. The term “Confidential Information,” as used herein, means all information or material not generally known by those with whom Company or any of its affiliated, subsidiary or parent companies compete or do business, or with whom Company or any of its affiliated, subsidiary or parent companies plan to compete or do business, and any and all information, which, if disclosed by Company or any of its affiliated, subsidiary or parent companies, would assist in competition against them. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): creative materials, formats, trade secrets, formulation information, research & development strategic plans, protocols and information, customer lists, business policies, financial information, technical information, methods of operation, marketing programs, customer price lists, research or development, marketing techniques and materials, marketing and development plans, artwork, advertising strategies, formulas, information and designs and business plans. Confidential Information also includes any information described above which Company or any of its affiliated, subsidiary or parent companies obtain from another party and which Company or any of its affiliated, subsidiary or parent companies treat as proprietary or designates as Confidential Information, whether or not owned or developed by Company or any of its affiliated, subsidiary or parent companies. Notwithstanding the above, however, no information constitutes Confidential Information if it is: (i) generic information or general knowledge which Director would have learned in the provision of similar services elsewhere in the biotechnology industry; (ii) information Director possessed prior to his involvement with the Company; or (iii) information that is otherwise publicly known and in the public domain.

6. Ongoing Cooperation. Subject to Section 4 above, Director agrees that Director will assist and cooperate with the Company and its affiliates, (i) in connection with the defense, prosecution, litigation, dispute or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Director, pertinent knowledge possessed by Director, or any act or omission by Director; and (ii) in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Director, pertinent knowledge possessed by Director, or any act or omission by Director. Director’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or Directors of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Director may have at the time of the request. Director will be compensated for his time per the terms in Section 1(c) and reimbursed for customary and reasonably travel expenses incurred in connection to this Section 6 as requested and approved by the Company.

7. Governing Law. This Agreement shall be construed under the laws of the State of California, both procedural and substantive.

8. Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

9. Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

10. Entire Agreement/Integration. This Agreement, together with the Equity Award agreements, constitutes the entire agreement between Director and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Director and an authorized representative of the Company.

If the above accurately reflects Director’s understanding, please date and sign the enclosed copy of this Agreement in the place indicated below and return that copy to me prior to the Effective Date.

Date:    December 3, 2025            DIRECTOR

                        /s/ Bhaskar Chaudhuri____________
                        Bhaskar Chaudhuri
.

Date:    December 3, 2025            COMPANY

                        /s/ T. Frank Watanabe____________
                        T. Frank Watanabe
                        President and CEO